UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VASCO Data Security International, Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2011

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation (“Company”), will be held on Thursday, June 16, 2011, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on April 25, 2011 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report to Stockholders for 2010 is also enclosed.

By Order of the Board of Directors,

Clifford K. Bown
Secretary

Oakbrook Terrace, Illinois

May 2, 2011

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2011

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, June 16, 2011, commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. Directions may be obtained by calling (630) 932-8844. Holders of record of shares of our common stock at the close of business on April 25, 2011, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting To Be Held on June 16, 2011:

The Company’s Proxy Statement and Annual Report to Stockholders (including our Annual Report on Form 10-K) are available at: http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

If you received a notice of internet availability of proxy materials (“E-Proxy Notice”) by mail or electronically, you will not receive a printed copy of the Proxy Statement or Annual Statement unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about May 6, 2011, we will begin mailing printed copies of our proxy materials to certain of our stockholders and the E-Proxy Notice to all other stockholders.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2010 has been included in the mailing of this Proxy Statement, and we recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. You can review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Clifford K. Bown, Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to:

1.	Elect five directors to serve on the Board of Directors (sometimes referred to as the “Board”) (“Proposal 1”);

2.	Hold an advisory vote on executive compensation (“Proposal 2”);

3.	Hold an advisory vote on the frequency of future advisory votes on executive compensation (“Proposal 3”);

4.	Ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (“Proposal 4”); and

5.	Transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on April 25, 2011 are entitled to notice of and to vote at the Annual Meeting. As of April 25, 2011, there were 37,746,616 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for Proposal 1 and Proposal 3, and the affirmative vote of a majority of the votes cast and entitled to vote thereon will be required for Proposal 2 and Proposal 4. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed under Proposal 1. Stockholders may vote for or against, or abstain from voting on, Proposal 2 and Proposal 4. Stockholders have the option of voting for three years, two years, one year or abstain from voting on Proposal 3. Abstentions and withheld votes will be counted by the election inspector in determining whether a quorum is present. With respect to Proposal 1, for which each nominee must receive a plurality of the votes cast and entitled to vote, and Proposal 3, for which one of the three options must receive a plurality of the votes cast and entitled to vote for such option to be deemed approved, withheld votes will have no effect on the outcome of the vote. With respect to Proposal 2 and Proposal 4, which require the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have the same effect as voting against such proposals.

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of the independent registered public accounting firm described in Proposal 4. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under the NYSE rules, the election of directors is no longer considered a routine matter. As a result, with respect to Proposal 1, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. Additionally, as the matters under consideration in Proposal 2 and Proposal 3 are non-routine matters, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. However, because each nominee under Proposal 1 and one of the three options under Proposal 3 must receive a plurality of shares entitled to vote and represented in person or by proxy, broker non-votes will have no effect on the outcome of the votes on Proposal 1 and Proposal 3. With respect to Proposal 4, brokers have the discretionary authority to vote shares held in street name even if they do not receive voting instructions from the beneficial owner.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted:

a.	FOR the election of all nominees for election as director as listed herein;

b.	FOR the approval of executive compensation;

c.	THREE YEARS for the frequency of our future advisory votes on executive compensation;

d.	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and

e.	In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 16, 2011 to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the annual meeting in 2012, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, John N. Fox, Jr., Jean K. Holley, T. Kendall Hunt and John R. Walter, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are being asked to approve an advisory resolution on the Company’s compensation of its named executive officers as reported in this Proxy Statement. As described in detail in the section entitled Compensation Discussion and Analysis, the Compensation Committee is guided by the following principles:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance;

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry;

•	Compensation should reward performance, both annual and long-term;

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based pay; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level;

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and goals; and

•	The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in the very competitive information technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules promulgated by the Securities and Exchange Commission (the “SEC”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of VASCO Data Security, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when evaluating our executive compensation programs.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the Advisory Resolution on Executive Compensation.

PROPOSAL 3

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Stockholders are being asked to recommend, in a non-binding vote, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years. While this vote is non-binding, we value the opinions of our stockholders and will consider the outcome of the vote when considering the frequency of future advisory stockholder votes on executive compensation.

We believe a three-year frequency for the advisory stockholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•

Our compensation programs are designed to reward both annual and long-term performance. We believe that a three-year time horizon provides stockholders with an appropriate measuring period for whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, stockholders can view and compare compensation and performance trends since the last stockholder advisory vote.

•

A triennial advisory vote on executive compensation allows the Board of Directors and Compensation Committee time to evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of that vote with the stockholders, and develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation.

•

We encourage stockholders to contact the Board of Directors regarding executive compensation and other governance matters through the Chairman of the Compensation Committee. Thus, we view the advisory vote as an additional, but not exclusive, means for our stockholders to communicate their views on our executive compensation program.

•

Executive compensation is set by our Compensation Committee composed of entirely independent directors and our executive compensation programs are underpinned by strong governance features. This ensures that executive compensation continues to align appropriately with long-term stockholder interests and the Company’s performance in years no stockholder advisory vote is presented.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. This is an advisory vote and the Board of Directors and the Compensation Committee

will review the results of the vote and take the results into account in making a determination on the frequency of future advisory votes.

The Board of Directors recommends that the stockholders vote “THREE YEARS” with respect to how frequently an advisory vote on the compensation of our named executive officers should occur.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent registered public accounting firm for the fiscal year ended December 31, 2010 and has acted as independent registered public accounting firm for the Company, and its predecessor, VASCO Corp., since 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

Except as otherwise indicated below, the table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2011, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by VASCO to beneficially own more than 5% of the outstanding shares of common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Executive Officers and Directors
T. Kendall Hunt	9,546,092	(2)	24.96%
Jan Valcke	526,331	(3)	1.38%
Clifford K. Bown	277,390	(4)	*
Michael P. Cullinane	152,124	(5)	*
John R. Walter	118,124	(6)	*
John N. Fox	56,624	(7)	*
Jean Holley	36,344	(8)	*
All Executive Officers and Directors as a group (7 persons)	10,713,029		27.53%
5% Stockholders
Franklin Resources, Inc. (9)	2,807,230		7.44%
TAMRO Capital Partners LLC (10)	2,128,432		5.64%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2011, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2011, there were 37,746,616 shares of common stock outstanding.

(2)	Includes 100,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,011,300 shares held by the estate of Barbara J. Hunt, with Mr. Hunt as executor of the estate, as to which shares Mr. Hunt disclaims beneficial ownership. The amount also includes 460,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011.

(3)	Includes 350,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011.

(4)	Includes 150,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011.

(5)	Includes 88,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011 .

(6)	Includes 60,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011.

(7)	Includes 15,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2011. Also includes 10,000 shares owned jointly with Mr. Fox’s spouse.

(8)	Includes 505 shares owned by Ms. Holley’s spouse.

(9)	Based solely on a Schedule 13G/A filed on February 8, 2011 by this beneficial owner, shares shown as beneficially owned as of December 31, 2010, reflect shares owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”), including Franklin Templeton Investments Corp. FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. The address of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4.

(10)	Based solely on a Schedule 13G/A filed on February 10, 2011 by this beneficial owner, shares shown as beneficially owned as of December 31, 2010, reflect shares owned by clients, which may include investment companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds, endowment funds or other institutional clients. The address of TAMRO Capital Partners LLC is 1701 Duke Street, Suite 250, Alexandria, VA 22314.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2010 under the Company’s 1997 Stock Compensation Plan, as amended and restated in 1999 (the “1997 Stock Compensation Plan”) and the Company’s 2009 Equity Plan (the “2009 Equity Plan”). Upon our stockholders’ approval of the 2009 Equity Plan, our 1997 Stock Compensation Plan was suspended and no additional awards will be issued under the 1997 Stock Compensation Plan. However, all outstanding awards under the 1997 Stock Compensation Plan were unaffected by our stockholders’ approval of the 2009 Equity Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,230,732	$2.65	7,668,661
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	1,230,732	$2.65	7,668,661

(1)	Subject to adjustment for stock dividends, stock splits and other similar events, a maximum of 7,668,661 shares of common stock was available for issuance under the 2009 Equity Plan as of December 31, 2010.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors and our executive officers appears below.

T. KENDALL “KEN” HUNT—Mr. Hunt is our founder, Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the Company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He served as a member of the Board of Directors of Global Med Technologies, Inc. from March 2006 until April 2010. He holds an MBA from Pepperdine University, Malibu, California, and a B.B.A. from the University of Miami, Florida. Mr. Hunt is 67 years old.

Mr. Hunt has extensive experience in international business, internet and network security, and the acquisition and development of businesses in the United States and Europe. His day-to-day leadership, as Chief Executive Officer of VASCO, provides him with intimate knowledge of our operations and corporate strategy.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. Since May 2008, Mr. Cullinane has served as Executive Vice President and CFO of SilkRoad Technology, Inc., a software company in the human capital management space. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 61 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as chief financial officer of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies and global financial and accounting matters.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 68 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides the Board with the perspective of an executive with direct project management, staffing, compensation and organizational process experience.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006 and currently serves a one-year term. She is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Since 2004, Ms. Holley has been serving as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from Missouri University Science &

Technology, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 52 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as the chief information officer of two public companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, product development, IT capabilities and data security.

JOHN R. WALTER—Mr. Walter has been a director since April 2003 and currently serves a one-year term. He is Chairman of our Corporate Governance and Nominating Committee and is a member of our Audit Committee and Compensation Committee. Since 1997 Mr. Walter has served as Chairman and CEO of Ashlin Management Co., a private investment and management services firm. Mr. Walter also serves as a director for Echo Global Logistics, Inc., InnerWorkings, Inc. and Manpower, Inc. Mr. Walter served on the boards of Abbott Laboratories from 1990 to 2007, Deere & Company from 1991 to 2007, and Infinity Bio-Energy from 2007 to 2010. He also previously served on the boards of SNP Corporation of Singapore, Target Corporation and Jones Lang LaSalle. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation from 1996 to 1997. He served as Chairman, President and CEO of R.R. Donnelley & Sons Company, a print and digital information management company, from 1989 through 1996. Mr. Walter received a B.S. in Management from Miami University, Oxford, Ohio. Mr. Walter is 64 years old.

Mr. Walter has extensive global leadership experience, operations management and technology experience, and experience with corporate governance matters, having served as chief executive officer of a large global digital information management company and as a director of several public companies. He provides the Board with the perspective of a senior executive familiar with all facets of global enterprise, including global operations, management and technology.

Involvement in Certain Legal Proceedings

Michael Cullinane, a director of VASCO, served as Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. In February 2003, Divine, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Executive Officers

JAN VALCKE—Mr. Valcke is our President and Chief Operating Officer and has held this position since 2002. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 56 years old.

CLIFFORD K. BOWN—Mr. Bown is our Executive Vice President and Chief Financial Officer and has held this position since 2002. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader in integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U.S. and U.K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his M.B.A. from the University of Chicago, and he has a CPA certificate. Mr. Bown is 60 years old.

Meetings of the Board of Directors

The Board of Directors met nine times during 2010. Each incumbent director attended at least 75% of the meetings of the Board in 2010 and at least 75% of the meetings held by all committees on which he or she served. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the directors attended last year’s annual meeting.

The Board of Directors presently has three standing committees, a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Stock Market Rules. Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Board Leadership Structure

The current leadership structure of the Company provides for the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. T. Kendall Hunt, the founder of VASCO, serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business and the need for both a strong business and technical knowledge base in its decision making, the combination of these roles serves the best interests of VASCO and our stockholders. As the founder of VASCO, Mr. Hunt is uniquely qualified to lead our Board and to ensure that critical business issues are brought before the Board. We also believe that the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors is appropriate in light of the independent oversight of the Board. Although the Board has not designated a lead independent director, the Company has a long history of strong independent directors, with four of the five current members of the Board being independent. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for overseeing the assessment and management of the Company’s risk exposure and does so directly and through each of its committees. The Board of Directors and each of its committees regularly discuss with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors. The Company’s overall risk management program is reviewed at least annually by the Board. Throughout the year, management updates the Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by VASCO and that our Board’s leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board and management.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address, 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, www.vasco.com. The primary function of this committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans;

•	Providing oversight of the Corporate Governance Guidelines; and

•	Providing oversight of the Code of Conduct and Ethics.

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. VASCO does not have a formal policy with respect to diversity. However, the Board believes that it is essential that VASCO’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The committee applies the same criteria described above to nominees recommended by stockholders.

The Corporate Governance and Nominating Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Stock Market Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are John R. Walter (Chairman), Michael P. Cullinane, John N. Fox, Jr. and Jean K. Holley. The Corporate Governance and Nominating Committee met three times during 2010.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of three or more independent directors, as required by the NASDAQ Stock Market Rules, who also meet the additional independence standards required for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley and John R. Walter. The Board of Directors has determined that Messrs. Cullinane and Walter qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of the independent registered public accounting firm to a vote of the stockholders. The Audit Committee met ten times during 2010.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
John N. Fox, Jr.
Jean K. Holley
John R. Walter

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, VASCO’s registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our registered public accounting firm, KPMG LLP, for services rendered in 2010 and 2009:

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were $636,000 for the fiscal year ended 2010 (excluding $37,000 billed and approved by the Audit Committee in 2010 related to 2009), and $758,000 for the fiscal year ended 2009 (excluding $50,000 billed and approved by the Audit Committee in 2009 related to 2008).

Audit-Related Fees: There were no audit-related fees paid in 2010. In 2009, the aggregate fees billed by KPMG LLP for audit related services was $2,000.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $4,000 in 2010 and $11,000 in 2009. The 2010 and 2009 fees relate to foreign subsidiary tax returns.

All Other Fees: No other fees were billed by KPMG LLP for 2010 and 2009.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2010 and 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Despite the economic slowdown that continued for VASCO and its competitors into the first half of 2010 and the negative impact of currency fluctuations on our business during 2010, VASCO had an increase in total revenue of approximately 6% in 2010. This revenue increase reflected partial accomplishment of our strategic objectives in emerging from the economic downturn. Even though there were strong pricing pressures across our product lines, our consolidated gross profit for 2010 increased 7% from 2009 and our 70% gross profit margin remained stable in 2010.

Total compensation for each of our named executive officers decreased in 2010 from 2009, because their compensation is largely incentive based. The targets set to earn the incentive compensation anticipated a faster recovery from the economic slowdown that was actually experienced. The extent of the decreases in total compensation ranged from approximately 4% for our Chairman and Chief Executive Officer and our Chief Financial Officer to approximately 18% for our President and Chief Operating Officer.

During the fourth quarter of 2009, we observed that the difficult economic conditions of the prior years appeared to be abating in many of the countries in which VASCO operates. We decided to position ourselves for growth by investing in our business and initiated a plan to hire staff to support new product development, support new sales initiatives and mitigate risk while strengthening our position in existing markets. We believed that strategic investments in growth initiatives would allow us to strengthen our overall market position as our customers and potential customers returned to their customary business and purchasing practices. We understood that these actions could likely result in lower operating income as a percentage of revenue and lower earnings per share (“EPS”) in 2010, but believed that they would result in significantly higher revenue, higher operating income and higher EPS in future years as the economic recovery proceeded and VASCO’s business and market share expanded.

Consistent with our Compensation Program and Philosophy described below, the Compensation Committee designed 2010 total compensation potential for our named executive officers based largely on incentive compensation, as base salaries were maintained at the same level as 2009. The annual incentive compensation opportunity was based on their accomplishment of one-year strategic revenue growth goals in certain operational areas and achievement of an annual EPS target, calculated on a fully diluted basis and based on VASCO’s annual operating budget and strategic plan. The annual EPS target was smaller than our EPS for 2009 because it took into account the investments that we had budgeted to strategically position the Company for the longer-term as economic conditions improved. As discussed more fully below, some of these goals were not achieved, resulting in only a portion of the potential annual incentive award being earned.

For 2010, the Compensation Committee allocated a larger portion of total compensation than in 2009 to long-term equity incentive awards. These long-term equity incentive awards were allocated on a 40/60 basis between time-based restricted stock that vests over four years and performance-based shares that would vest upon achievement of a three-year cumulative EPS target.

Overview of Compensation Program and Philosophy

The following Compensation Discussion and Analysis describes the material components of compensation for our named executive officers who are the individuals who serve as our Chairman and Chief Executive Officer; President and Chief Operating Officer; and Executive Vice President, Chief Financial Officer and Secretary.

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as determined in accordance with applicable rules of the Nasdaq Stock Market and the SEC and applicable rules under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee administers the Company’s 1997 Stock Compensation Plan, the Company’s 2009 Equity Plan and the VASCO Data Security International, Inc. Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”). The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley and John R. Walter. The Compensation Committee met seven times during 2010.

We operate in the very competitive information technology industry, specializing in internet security and services, which are growing fast and demand constant and market-leading innovation. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•

Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value, and that a substantial portion of that performance-based compensation should be paid in the form of equity.

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals.

•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance, the level of compensation should ensure that our executives will remain motivated and committed to VASCO and the execution of our long-term strategies.

The Compensation Committee’s Processes and Procedures

The Compensation Committee makes all determinations regarding the compensation of VASCO’s named executive officers. The Compensation Committee considers the following items to ensure that VASCO’s executive compensation fulfills the Compensation Committee’s guiding principles, and their relationship to the different compensation components are described below under “Executive Officer Compensation Components”:

•

Assessment of VASCO’s Performance. In 2010, we used annual revenue targets and an annual EPS target (calculated on a fully diluted basis) as Company performance measures to determine the level of annual performance-based compensation the named executive officers received, and a cumulative three-year EPS target (calculated on a fully diluted basis) as the Company performance measure to determine the long-term performance-based compensation the named executive officers will receive. The annual revenue targets and the annual EPS target were based on the approved operating budget for 2010, which contained strategies that are consistent with those outlined in our five-year strategic financial plan. These strategies included positioning VASCO for growth by investing in our business and initiating a plan to hire staff to support new product development and support new sales initiatives while strengthening our position in existing markets. We believed that strategic investments in growth initiatives, while increasing our costs in the near term, would allow us to strengthen our overall market position and significantly increase our future revenues and operating income as our customers and potential customers returned to their customary business and purchasing practices and economic conditions continued to improve. We understood that our strategic growth initiatives, because they were intended to significantly increase our “bench strength” in a number of key areas and because headcount is the most significant factor driving our operating expenses, would likely result in lower operating income as a percentage of revenue and lower EPS in 2010. The annual EPS incentive target used for 2010 reflected this. Long-term, performance–based compensation awarded in 2010 was based on the EPS targets in the five-year strategic financial plan, which is reviewed and approved by the Board each year and contains financial projections for the succeeding five-year period.

For 2010, the Compensation Committee determined that revenue growth was a key component of the annual strategic plan in several areas and should be used to measure the accomplishment of certain one-year objectives that were included in the five-year strategic plan, together with an annual EPS target. Thus, for 2010 the Compensation Committee determined that a majority of annual incentive compensation would be based on the achievement of certain revenue targets, as follows:

•

30% of the target award would be based on achievement of a combined revenue target that would measure the achievement of (1) certain strategic initiatives and (2) the operational feasibility of certain authentication services;

•	40% of the target award would be based on the achievement of an overall revenue target; and

•	the remaining 30% of the target award would be based on achievement of an annual EPS target.

EPS growth, both annually and over a five-year period, is a key metric in our strategic plan. For 2010, the Compensation Committee determined that a cumulative three-year EPS target, calculated on a fully diluted basis and based on VASCO’s operating budget and strategic plan, was the appropriate measure for determining long-term incentive awards in order to appropriately incentivize our named executive officers to achieve VASCO’s strategic plan milestones.

•

Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives for the year. The proposed goals of each named executive officer, other than our Chief Executive Officer, are reviewed and discussed by the individual and our Chief Executive Officer before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our Chief Executive Officer in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed three or more times during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. Also, the Compensation Committee has the option to reduce the annual incentive award by up to 10% if the individual executive’s performance did not meet his annual goals. The Compensation Committee made no such reductions for 2010.

•

Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly-traded software and internet security companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that were included in this peer group for purposes of determining 2010 compensation were determined by the Compensation Committee after consultation with Hewitt Associates, the Compensation Committee’s compensation consultant, with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies. The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. Hewitt Associates provided the Compensation Committee with comprehensive data regarding the salary levels, bonus amounts, targeted bonus amounts and long term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers. The data provided by Hewitt Associates was derived from information made publicly available in 2009 regarding compensation paid by the peer group companies in 2008.

There were eight companies in the peer group reviewed by the Compensation Committee as part of establishing 2010 compensation levels for the named executive officers: ActivIdentity Corporation, ArcSight, Inc., AuthenTec, Inc., Blue Coat Systems, Inc., Guidance Software, Inc., SONICWALL, INC., Sourcefire, Inc. and Websense, Inc. For the three years ended December 31, 2008, VASCO delivered a three-year compound annual growth in revenue of 35% and a three-year average return on equity for those years of 34%, while the median annual growth in revenue for the peer group over the same period was 32% and the median three year average return on equity was negative.

Although the Compensation Committee reviews the compensation practices of the companies in the peer group, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial and competitive performance. The Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

•

Meetings. The Compensation Committee meets several times each year (seven times in 2010). Committee agendas are established by the Compensation Committee Chairman in consultation with the other Compensation Committee members.

•

Role of the Independent Consultant. The Compensation Committee retained Hewitt Associates, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2010. Pursuant to Hewitt Associates’ retention arrangement, it:

•

advised the Compensation Committee regarding compensation trends and best practices, plan design and the reasonableness of individual compensation rewards in comparison to comparable positions at other companies;

•	provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2010;

•	provided information regarding compensation practices at the companies determined by the Compensation Committee to comprise the peer company group for the applicable year; and

•

after consultation with the Compensation Committee Chairman, determined the assumptions to be used in calculating and calculated the discount factors used in determining the value of restricted stock and performance shares awarded to the named executive officers as long-term incentive compensation.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reports directly to the Compensation Committee and does not provide any services to management.

•

Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals which are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our Chief Executive Officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the Chief Executive Officer’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the Chief Executive Officer’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the Chief Executive Officer concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with the compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

Executive Officer Compensation Components

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation.

Base Salary

Base salary is the fixed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

In establishing the base salaries for 2010 for Messrs. Hunt, Valcke, and Bown, the Compensation Committee considered VASCO’s performance and each individual’s accomplishment of his annual personal goals that had been established in December of the preceding year, and its own subjective assessment of each individual’s performance. The Compensation Committee determined that there would be no increase in base salary for any of the named executive officers for 2010.

Based on the foregoing factors the base salaries of our named executives were set as follows for 2010:

Name and Principal Position	Salary Increase from 2009	New Base Salary
T. Kendall Hunt	$0	$375,000
Chairman and Chief Executive Officer
Jan Valcke(1)	$0	$425,280
President and Chief Operating Officer
Clifford K. Bown	$0	$315,000
Executive Vice President, Chief Financial Officer and Secretary

(1)	Mr. Valcke’s base salary for 2010 was 320,000 Euros and was paid in Euros. The amounts in the table reflect the U.S. dollar equivalent based on the average exchange rate for 2010 of $1.329 USD/Euro.

Annual Cash Incentive Compensation

For 2010, each of the named executive officers was eligible to receive an annual cash bonus based on the Company’s achievement of certain annual revenue targets and an annual EPS target that had been established by the Compensation Committee. The Compensation Committee, in its subjective judgment after reviewing estimated compensation for officers in comparable positions at peer group companies, established the 2010 annual cash bonus targets for each of the named executive officers as follows:

Named Executive Officer	2010 Bonus Opportunity at the Target Level as a Percentage of Base Salary	2010 Bonus Opportunity at the Target Level as a Dollar Amount
T. Kendall Hunt	80%	$300,000
Chairman and Chief Executive Officer
Jan Valcke(1)	90%	$382,752
President and Chief Operating Officer
Clifford K. Bown	65%	$204,750
Executive Vice President, Chief Financial Officer and Secretary

(1)	Mr. Valcke’s annual bonus opportunity at the target level for 2010 was 288,000 Euros. The amounts in the table reflect the U.S. dollar equivalent based on the average exchange rate for 2010 of $1.329 USD/Euro.

For 2010, the Compensation Committee, in its subjective judgment, determined that the annual cash bonus could be earned in whole or in part, based on the Company’s achievement of the following annual revenue targets and annual EPS target:

•

Strategic Initiatives Component: 30% of the annual cash bonus was based on achievement of a combined revenue target that would measure the achievement of (1) certain strategic initiatives and (2) the feasibility of certain authentication services being operational;

•	Overall Revenue Component: 40% of the target award would be based on achievement of an overall revenue target; and

•	Annual EPS Component: The remaining 30% of the target award would be based on achievement of the annual EPS target (calculated on a fully diluted basis).

Strategic Initiatives Component

The strategic initiatives component was derived from VASCO’s operating budget for 2010 approved by the Board in December 2009. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, neither portion of the strategic initiatives component likely would have been achieved. One-half of the strategic initiatives component (or 15% of the possible total target award) would be payable if VASCO achieved a combined revenue target of at least $28,900,000 from sales in the enterprise security market. No bonus would be paid with respect to the combined revenue target if the $28,900,000 goal was not achieved and no increased bonus was payable if the combined revenue target was exceeded.

The other half of the strategic initiatives component (or 15% of the possible total target award) would be payable if VASCO achieved a successful test of operating feasibility of its authentication services. If VASCO achieved a year-end annual run rate of at least $10,000,000 in authentication services products, the authentication services component of the strategic initiatives component would have paid out at the 160% level. No bonus would be paid with respect to the authentication services component if the operating feasibility test was not achieved.

In February 2011, the Compensation Committee determined that the combined revenue target was not achieved, as actual revenue derived from the strategic initiatives component was less than the combined revenue target. A successful test of feasibility of authentication services was accomplished, but as there were no customers for the technology at the end of 2010, the payout was only at the 100% level of the 15% target.

Overall Revenue Component

The overall revenue target was derived from VASCO’s operating budget for 2010 and was approved by the Compensation Committee, in its subjective judgment, in March 2010. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue of the overall revenue component likely would not have been achieved. Forty percent of the possible total target annual cash bonus award was based on achievement of an overall revenue target of $117,300,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels higher than the revenue target, with a maximum payout if 2010 revenues were at least $133,000,000, which was the approximate level of the Company’s 2008 revenues:

Revenue Target	Level of Payout as a Percent of Target
Target—$117,300,000	100%
Upper—$125,000,000	130%
Maximum—$133,000,000	160%

Payment for performance between stated levels would be interpolated. In February 2011, the Compensation Committee determined that the overall revenue target was not achieved, as the Company’s actual 2010 revenues were $107,963,000. Thus none of the named executive officers received any payment of annual bonus with respect to the overall revenue component.

Annual EPS Component

The annual EPS component was also derived from VASCO’s operating budget for 2010. The annual EPS target, based on that budget, was approved by the Compensation Committee, in its subjective judgment, in March 2010. As mentioned above, the annual EPS target was smaller than EPS for 2009 because our budget reflected the increased costs of the additional staff and other costs related to the strategic growth initiatives that we implemented during 2010. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted EPS likely would not have been achieved.

The Compensation Committee, in its subjective judgment, established the following payout curve for the annual EPS component:

EPS Target	Level of Payout as a Percent of Target
Target—$0.13	100%
Upper—$0.25	130%
Maximum—$0.37	160%

Payment for performance between stated levels is interpolated.

In March, 2011, the Compensation Committee reviewed the actual EPS for the year ended December 31, 2010, which was $0.283. The increased EPS resulted from the Company’s stronger gross margin, lower than budgeted operating expenses, some effects of currency fluctuations, the slowdown in timing of budgeted hires, and the reversal of accruals that had been made in prior periods for long-term incentive compensation payments where the goals were not, or were determined to be not likely to be, achieved. Accordingly, the Compensation Committee approved cash bonus awards of 41% (the 137% level of the 30% target), of each executive’s targeted bonus with respect to the achievement of the annual EPS component.

Each of the named executive officers achieved a total annual incentive compensation award of 56% of their targeted amounts based on the Company’s performance with respect to all of the annual incentive compensation components, resulting in total bonus awards for 2010 performance with respect to all components in the following amounts and percentages of base salary:

	2010 Bonus as a Percentage of Base Salary
	Target	Actual	Cash Bonus Paid
T. Kendall Hunt	80%	45%	$169,444
Chairman and Chief Executive Officer
Jan Valcke(1)	90%	51%	$225,325
President and Chief Operating Officer
Clifford K. Bown	65%	37%	$115,645
Executive Vice President, Chief Financial Officer and Secretary

(1)	Mr. Valcke’s actual cash bonus was 162,666 Euros and was paid in Euros. The amounts in the table reflect the U.S. dollar equivalent based on the exchange rate on March 16, 2011, the date the bonus was deemed earned, of $1.3852 USD/Euro.

Other Compensation and Benefits

Long-Term Incentives

Long-term incentive awards for 2010 were granted in January 2010 pursuant to our 2009 Equity Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our share performance will, to a great extent, be a direct result of our executives’ and key employees’ performance.

The 2009 Equity Plan provides that awards of stock-based compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine.

In determining awards for 2010, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies at the 50th and 75th percentiles provided by the consultant. Accordingly, the Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary. Forty percent of the target economic value was granted as restricted stock and the remaining 60% of the target value was granted as performance shares. Shares of restricted stock are shares of common stock that vest over time as long as the recipient remains employed by VASCO. Performance shares granted in 2010 are shares of stock that vest only upon VASCO’s achievement of a three-year cumulative EPS target, calculated on a fully diluted basis. The Compensation Committee believes a mix of time-based and performance-based long-term incentives enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believes that the 40/60 mix of a restricted stock award and a performance-based award for 2010 best aligned the named executive officers’ interests with those of our stockholders, as it would result in a greater portion of the equity compensation being subject to the achievement of the performance target. The Compensation Committee also believes that the inclusion of time-based full value awards that vest over four years in the mix of equity awards mitigates risk and properly adjusts for the time horizon of risk, as these awards require an individual to remain in employment with VASCO for four years before an award is fully vested.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of shares by dividing the economic value by the closing price of VASCO’s common stock on the grant date and applying a discounted economic value that had been calculated by the compensation consultant. The discount factor considers the time value of money, the risk of forfeiture, and, in the case of performance awards, the likelihood of achieving the performance target. For the 2010 awards, as a result of the discount rates applied to the restricted stock awards and performance share awards, a share of restricted stock was given an economic value of 90.41% of the stock’s price on the grant date and a performance share was given an economic value of 73.97% of the stock’s price on the grant date.

Each restricted stock award granted as part of 2010 long-term incentive compensation vests in equal annual installments on the first four anniversaries of the date of grant. Each performance share award will vest upon the achievement of a cumulative EPS target for a three-year period. The unvested portions of restricted stock awards and performance share awards granted in 2010 are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, performance shares will vest at the target (100%) level pro-rata based on the number of days elapsed in the performance period, and restricted stock awards will vest in full if they are not converted, assumed or replaced by the successor company.

For the 2010 performance share awards, the Compensation Committee adopted a payout curve that allows for a threshold payout and a maximum payout, as follows:

Actual EPS as a Percent of Target EPS	Level of Payout as a Percent of Target
Less than 80%	0%
80%	50%
100%	100%
140%	160%

Payment for performance between stated levels is interpolated.

The three-year cumulative EPS target for the performance shares awarded in 2010 coincided with the projected EPS in VASCO’s five-year strategic financial plan for the three-year period beginning on January 1, 2010. The Compensation Committee expected that the EPS target of the long-term incentive awards made in 2010 would most likely be achieved.

For 2010, the Compensation Committee, in its subjective judgment, intending that total compensation for the named executive officers approximate the 50th percentile of the peer group, targeted the following economic values to the named executive officers for long-term incentive awards:

•	Mr. Hunt—$525,000, or 140% of base salary. Accordingly, he received a restricted stock award of 36,521 shares and a performance shares award of 66,957 shares.

•

Mr. Valcke— $403,200, or 90% of base salary. Accordingly, he received a restricted stock award of 28,048 shares and a performance share award of 51,423 shares. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. dollars based on the exchange rate of $1.40 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$283,500, or 90% of base salary. Accordingly, he received a restricted stock award of 19,721 shares and a performance share award of 36,157 shares.

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke is provided use of a Company automobile. Mr. Bown, upon his relocation to Zurich, Switzerland to establish VASCO’s European Headquarters, was provided certain compensation and allowances as described further under “Employment Agreements,” including an allowance for housing, an automobile, certain other relocation expenses and tax equalization. Pursuant to the Swiss Assignment (as described further under “Employment Agreements”), Mr. Hunt will be provided compensation and allowances similar to those provided to Mr. Bown upon Mr. Hunt’s relocation to Zurich, Switzerland, which is expected to occur in the fall of 2011.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. An exception to this regulation is for performance-based compensation which meets certain requirements of the Internal Revenue Code. Awards made under the 1997 Stock Compensation Plan, the 2009 Equity Plan and the Executive Incentive Compensation Plan may qualify as performance-based compensation under Section 162(m) of the Code. However, not all grants that may be made under these plans will meet, or all grants that have been made under these plans meet, all requirements for deductibility under Section 162(m) of the Internal Revenue Code. Unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plans to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, and continues to monitor the issue.

Summary Compensation Table

The following table provides selected information concerning the compensation earned during the fiscal year ended December 31, 2010 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s only other executive officer who served in positions other than principal executive officer or principal financial officer at the end of 2010 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen sation(3)		All Other Annual Compen sation(4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2010	$375,000		$271,518	$0	$169,444		$13,975	$829,937
	2009	$375,000		$63,805	$0	$407,763		$17,803	$864,371
	2008	$350,000		$376,282	$0	$162,230		$15,199	$903,711
Jan Valcke President and Chief Operating Officer	2010	$425,376	(5)	$210,492	$0	$225,325	(6)	$13,846	$875,039
	2009	$446,080	(5)	$63,385	$4,296	$536,407	(6)	$14,185	$1,064,353
	2008	$455,460	(5)	$334,172	$106,244	$211,247		$0	$1,107,123
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	2010	$315,000		$140,833	$0	$115,645		$372,973	$944,451
	2009	$315,000		$55,170	$2,148	$256,891		$361,618	$990,827
	2008	$275,000		$209,837	$53,124	$109,257		$198,418	$845,636

(1)	Salary represents base salary earned in the fiscal year indicated.

(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Awards were granted under VASCO’s 1997 Stock Compensation Plan and 2009 Equity Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for VASCO’s EPS, revenue growth and strategic objective performance for the year indicated, as described further in the “Compensation Discussion and Analysis,” above.

(4)	The compensation comprising the named executive officers’ “All Other Annual Compensation” for 2010 consisted of:

•	Mr. Hunt—Company matching 401(k) contributions of $4,750, and imputed income from employee benefit insurance premiums made by the Company of $9,225.

•	Mr. Valcke—$13,846 (or 10,416 Euros) car allowance, translated at the 2010 average exchange rate of 1.329 USD/Euro.

•

Mr. Bown— Company matching 401(k) contributions of $8,575, and imputed income from employee benefit insurance premiums made by the Company of $6,097; relocation allowances totaling $358,301 in connection with his assignment in Switzerland to oversee VASCO’s European headquarters in Zurich, Switzerland (consisting of $162,154 in monthly rent, goods and services allowances, $8,100 tax equalization, $182,852 Swiss tax, and a Medicare tax gross up of $5,195 with respect to these allowances).

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was €320,000, €320,000, and €310,000 in 2010, 2009 and 2008, respectively. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate for 2010 (1.329 USD/Euro), 2009 (1.394 USD/Euro), and 2008 (1.469 USD/Euro), respectively.

(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was €162,666, €391,452, and €164,216, for performance for 2010, 2009, and 2008, respectively. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the payment date exchange rate in 2010 (1.3852 USD/Euro), 2009 (1.3703 USD/Euro), and 2008 (1.286 USD/Euro), respectively.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold		Target		Maximum		Threshold (#)	Target (#)	Maximum (#)
T. Kendall Hunt
Chairman and Chief	1/7/10	$—		$300,000		$453,000
Executive Officer	1/7/10							33,479	66,957	107,131		$425,847	(5)
	1/7/10										36,521	$232,274	(6)
Jan Valcke
President and Chief	1/7/10	$—	(2)	$398,938	(2)	$602,396	(2)
Operating Officer	1/7/10							25,712	51,423	82,277		$327,050	(5)
	1/7/10										28,048	$178,385	(6)
Clifford K. Bown
Executive Vice	1/7/10	$—		$204,750		$309,173
President, Chief	1/7/10							18,079	36,157	57,851		$229,959	(5)
Financial Officer and Secretary	1/7/10										19,721	$125,426	(6)

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2010 upon achievement of certain revenue growth, strategic objective and EPS target levels for the year. The threshold, target and maximum award amounts are based on percentages of each named executive officer’s actual base salary for 2010. The actual award amounts for the 2010 performance period were paid to the named executive officers in March 2011, and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”

(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the exchange rate on March 11, 2011 (1.3852 USD/Euro).

(3)	Performance shares are granted under the 2009 Equity Plan. Represents the threshold, target and maximum award amounts that could be paid out award under VASCO’s 2010 long term incentive award program for performance upon achievement of certain cumulative EPS target levels for the three years ending December 31, 2012. The amounts in the “Target” column reflect the number of shares that will be received if the Company achieves 100% of the performance goal. The number of shares in the “Target” column reflects a discounted economic value of 73.97% of the closing price of the Company’s common stock on the grant date to the number of shares that otherwise would have been awarded to the executive, as described further in the “Compensation Discussion and Analysis,” above. Each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved (threshold), 100% of the shares if 100% of the performance goal is achieved (target), and 160% of the shares if 140% of the performance goal is achieved (maximum). The shares received for performance at a level between stated performance percentages will be interpolated. The unvested portion of the performance shares is subject to forfeiture upon the grantee’s cessation of service. Upon a change in control of VASCO, the performance shares will vest at the Target level, pro-rata based on the number of days elapsed in the performance period.

(4)	The number of shares in the column reflects a discounted economic value of 90.41% of the closing price of the Company’s common stock on the grant date to the number of shares that otherwise would have been awarded to the executive, as described further in the “Compensation Discussion and Analysis,” above. Shares of restricted stock granted under the 2009 Equity Plan vest in equal annual installments on the first four anniversaries of the date of grant if the holder is still employed by the Company on each such date, as further discussed in the “Compensation Discussion and Analysis,” above. The unvested portion of the restricted shares is subject to forfeiture upon the grantee’s cessation of service. The shares of restricted stock also will vest upon a change of control of VASCO if they are not converted, assumed or replaced by the successor company.

(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the performance shares on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award.

(6)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

Mr. Hunt’s employment agreement that was in effect for 2010 is dated November 20, 2002 (the “2002 Hunt Employment Agreement”). Under the terms of the 2002 Hunt Employment Agreement, if Mr. Hunt was terminated without cause or if he quit for good reason, he would have received his base salary over a 24-month period. If such a termination occurred within two years following a change in control, he would have received a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months. Under the 2002 Hunt Employment Agreement, if any payment or benefit to be received by Mr. Hunt would be subject to an excise tax under the Internal Revenue Code, VASCO would have increased the payments and benefits to Mr. Hunt to reimburse him, on an after-tax basis, for the amount of such excise tax. Under the 2002 Hunt Employment Agreement, if Mr. Hunt was terminated for cause or if he quit without good reason, he would not be entitled to any severance compensation. Under the 2002 Hunt Employment Agreement, Mr. Hunt agreed to abide by several non-compete restrictions following the termination of his employment for a period of either 12 or 24 months, depending on the nature of the termination. The 2002 Hunt Employment Agreement was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder.

In December 2010, the 2002 Hunt Employment Agreement was amended and restated in its entirety effective as of January 1, 2011 (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement has a three-year term and, among other things, provides for:

•	Mr. Hunt to serve as VASCO’s Chairman and Chief Executive Officer with his office at VASCO’s Oakbrook Terrace, Illinois Headquarters;

•

A minimum annual base salary of $390,000 which may not be decreased without Mr. Hunt’s consent, except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of VASCO;

•	Mr. Hunt to participate in the VASCO Executive Incentive Plan, the VASCO 2009 Equity Incentive Plan and other employee benefit plans on the same basis as other senior executive officers;

•	At least four weeks of vacation per year, in accordance with VASCO’s vacation policy;

•

Payment of his base salary for 24 months, in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by the Company without cause (as defined in the Amended and Restated Employment Agreement) or if he resigns for good reason (as defined in the Amended and Restated Employment Agreement) and there has not been a change of control (as defined in the 2009 Equity Incentive Plan). If such a termination of employment occurs within 18 months after a change of control, he will also receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a change in control and the payments will be made in a lump sum within 10 days after his termination of employment, rather than over 24 months. The severance payments described in this paragraph are conditioned upon Mr. Hunt’s execution and delivery of a separation agreement and release to the Company that complies with certain provisions of the Amended and Restated Employment Agreement;

•

Payment of his base salary through his termination date in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by VASCO for cause or on account of his disability, or if he were to resign without good reason or die;

•	No excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code;

•	Noncompetition, non-solicitation and non-interference with VASCO business relationships by Mr. Hunt during the 24-month period after his termination of employment for any reason; and

•	All payments to be made in compliance with Internal Revenue Code Section 409A.

On February 15, 2011, the Company and Mr. Hunt entered into a letter agreement (the “Assignment Letter”) that outlines the terms and conditions of Mr. Hunt’s assignment (the “Swiss Assignment”) to the offices of VASCO Data Security International, GmbH in Zurich, Switzerland effective October 1, 2011 (or earlier under certain circumstances). Mr. Hunt will continue to serve as Chairman and Chief Executive Officer of VASCO while he is located in Switzerland. The Swiss Assignment expires concurrently with the end of the employment period under the Amended and Restated Employment Agreement. The Assignment Letter provides for certain additional payments, benefits and reimbursements to be provided to Mr. Hunt and his spouse in connection with his relocation to Switzerland and repatriation at the end of the Swiss Assignment including, among other things:

•	Reimbursement for actual and reasonable expenses incurred in connection with the relocation to Switzerland and repatriation to the U.S. at the end of the Swiss Assignment;

•	An allowance to cover furniture and home location costs at the beginning of the Swiss Assignment;

•	Reimbursement for up to four home leave trips each 12 months during the Swiss Assignment;

•	A monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, which is to be reviewed annually;

•	Medical coverage in Switzerland; and

•	Tax return preparation and advisory services, tax equalization for income taxes, and a tax gross-up.

Mr. Valcke’s employment agreement was entered into effective June 29, 2005 and amended effective December 31, 2008. Under the terms of his employment agreement, as amended, in the event Mr. Valcke is terminated without cause or quits for good reason, he will still continue to receive his base salary over a 24-month period. If such a termination occurs within two years following a change in control of VASCO, then he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Bown’s employment agreement is dated January 1, 2003, and was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, Mr. Bown will continue to receive his base salary over a 12-month period. If such a termination occurs within two years following a change in control of VASCO, he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 12 months. If any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either three or 12 months, depending on the nature of the termination.

On February 26, 2007, VASCO entered into a supplemental employment agreement with Mr. Bown with respect to special terms and conditions applicable to his assignment in Zurich, Switzerland to establish VASCO’s European Headquarters. The agreement provided for a relocation allowance, a monthly goods and services allowance, a monthly housing and utilities allowance, and a car allowance. In addition, it also provided for an allowance to assist with home finding and local orientation, payment for two days of cultural training for Mr. Bown and his spouse, an allowance for work-related costs for Mr. Bown’s spouse and payment of travel costs for Mr. Bown and his spouse to return to the U.S. twice for home leave during each 12 month period, along with reimbursement of repatriation expenses upon his and his spouse’s return to the U.S. at the end of his Switzerland assignment. On January 8, 2009, Mr. Bown’s Switzerland assignment was extended until March 2010 and his monthly goods and services allowance was increased. While the terms of the agreement have not changed, the length of Mr. Bown’s Switzerland assignment is no longer defined and will be mutually determined. We expect that Mr. Bown will repatriate the U.S. near the time that Mr. Hunt begins his Swiss Assignment.

2010 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. Kendall Hunt
Award Dated:
11/30/2001(1)	90,000	—	1.250	11/30/11	—	—	—	—
1/9/2002(1)	120,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(1)	125,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	125,000	—	2.530	1/8/14	—	—	—	—
1/10/2007(2)	—	—	—	—	3.350	27.236	—	—
1/09/2008(2)	—	—	—	—	5.305	43.130	—	—
1/8/2009(2)					22.334	181.575	—	—
1/7/2010(2)	—	—	—	—	36.521	296.916	—	—
1/8/2009(5)	—	—	—	—	—	—	36.350	295.526
1/7/2010(6)	—	—	—	—	—	—	66.957	544.360

Jan Valcke
Award Dated:
1/9/2002(1)	50,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(1)	100,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	100,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(1)	100,000	—	6.380	1/14/12	—	—	—	—
1/10/2007(3)	—	—	—	—	2,550	20,732	—	—
1/9/2008(3)	—	—	—	—	4,001	32,528	—	—
1/8/2009(3)	—	—	—	—	16,032	130,340	—	—
1/7/2010(3)	—	—	—	—	28,048	228,030	—	—
1/8/2009(5)	—	—	—	—	—	—	26,094	212,144
1/7/2010(6)	—	—	—	—	—	—	51,423	418,069

Clifford K. Bown
Award Dated:
1/9/2003(1)	50,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	50,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(1)	50,000	—	6.380	1/14/12	—	—	—	—
1/10/2007(4)	—	—	—	—	1,525	12,398	—	—
1/9/2008(4)	—	—	—	—	2,779	22,593	—	—
1/8/2009(4)	—	—	—	—	12,507	101,682	—	—
1/7/2010(4)	—	—	—	—	19,721	160,332	—	—
1/8/2009(5)	—	—	—	—	—	—	20,356	165.494
1/7/2010(6)	—	—	—	—	—	—	36,157	293.956

(1)	All unexercised options are fully vested.

(2)	With respect to Mr. Hunt’s unvested restricted shares: (a) of those granted on January 10, 2007, 3,350 shares vested on January 10, 2011; (b) of those granted on January 9, 2008, 2,653 shares vested on January 9, 2011, and 2,652 shares will vest on January 9, 2012; (c) of those granted on January 8, 2009, 7,445 shares vested on January 8, 2011, 7,445 shares will vest on January 8, 2012, and 7,444 shares will vest on January 8, 2013; and (d) of those granted on January 7, 2010, 9,130 shares vested on January 7, 2011, and 9,130 shares will vest on each of January 7, 2012, January 7, 2013, and 9,131 shares will vest on January 7, 2014.

(3)	With respect to Mr. Valcke’s unvested restricted shares: (a) of those granted on January 10, 2007, 2,550 shares vested on January 10, 2011; (b) of those granted on January 9, 2008, 2,001 shares vested on January 9, 2011, and 2,000 shares will vest on January 9, 2012; (c) of those granted on January 8, 2009, 5,344 shares vested on January 8, 2011, and 5,344 shares will vest on each of January 8, 2012, and January 8, 2013; and (d) of those granted on January 7, 2010, 7,012 shares vested on January 7, 2011, and 7,012 shares will vest on each of January 7, 2012, January 7, 2013, and January 7, 2014.

(4)	With respect to Mr. Bown’s unvested restricted shares: (a) of those granted on January 10, 2007, 1,525 shares vested on January 10, 2011; (b) of those granted on January 9, 2008, 1,389 shares vested on January 9, 2011, and 1,390 shares will vest on January 9, 2012; (c) of those granted on January 8, 2009, 4,169 shares vested on January 8, 2011, and 4,169 shares will vest on each of January 8, 2012, and January 8, 2013; and (d) of those granted on January 7, 2010, 4,930 shares vested on January 7, 2011, 4,930 shares will vest on each of January 7, 2012, January 7, 2013, and 4,931 shares will vest on January 7, 2014.

(5)	Represents target level of performance shares that will vest upon VASCO’s achievement of a cumulative EPS target for the three-year period ending December 31, 2011; however, each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved, 100% of the shares if 100% of the performance goal is achieved, and 125% of the shares if 140% of the performance goal is achieved. The shares received for performance at a level between stated performance percentages will be interpolated.

(6)	Represents target level of performance shares that will vest upon VASCO’s achievement of a cumulative EPS target for the three-year period ending December 31, 2012; however, each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved, 100% of the shares if 100% of the performance goal is achieved, and 160% of the shares if 140% of the performance goal is achieved. The shares received for performance at a level between stated performance percentages will be interpolated.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2010 held by the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting or Exercise (#)	Value Realized on Vesting or Exercise ($)
T. Kendall Hunt Chairman and Chief Executive Officer	22,198	$157,587
Jan Valcke President and Chief Operating Officer	18,645	$134,493
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	12,083	$86,090

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2010 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2010, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2010.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under the employment agreements in effect on December 31, 2010 means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the Company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than on behalf of the company, or with the prior written consent of the Board of the Company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the Company’s Code of Conduct and Ethics.

•	“Good Reason” under the employment agreements in effect on December 31, 2010 means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the Company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the Company to continue at least its customary base compensation payments to the named executive officer.

Mr. Hunt’s and Mr. Bown’s employment agreements in effect on December 31, 2010 also define “Good Reason” to include:

(iv)	the Company’s (or any direct or indirect subsidiary thereof) requiring the named executive officer to be based at any office or location other than the office occupied by the named executive officer as of the date of the employment agreement or a reasonably comparable office located within a 40-mile radius of such office (Mr. Bown’s supplemental employment agreement dated February 26, 2007 provides for his temporary relocation to Zurich, Switzerland).

Any good faith determination of “Good Reason” made by the named executive officer is conclusive.

•	“Change in Control” under the named executive officers’ employment agreements and under the 1997 Stock Compensation Plan means:

(i)

The acquisition by any person of securities after which such person is the beneficial owner of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the

“Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not trigger a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) noted below, and (F) an acquisition by a person who was a beneficial owner of more than 20% of the Outstanding Common Stock at April 1, 1999 such acquisition, together with all other acquisitions of such person, does not constitute more than 5% of the then Outstanding Common Stock or does not result in such person’s beneficial ownership exceeding his or her percentage of the Outstanding Common Stock beneficially owned at April 1, 1999;

(ii)	Individuals who, as of April 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A), (B) and (C) of subsection (iii) noted above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

•	“Change in Control” under the 2009 Equity Plan and the Executive Incentive Plan means the occurrence of any of the following events:

(i)	An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to which (y) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (z) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(ii)	within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

the consummation of (1) a reorganization or consolidation of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B); except in each a case a transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding

Common Stock and Outstanding Voting Securities, as the case may be, and (B) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with (A) and (B) of proviso (iii) above), assuming for this purpose that such transaction would otherwise be a Change of Control pursuant to (iii) above.

For purposes of the definition of “Change of Control” under the 2009 Equity Plan and the Executive Incentive Plan, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins on the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

The amounts in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company without Cause or by named executive officer for Good Reason, without a Change in Control	Termination by company without Cause or by named executive officer for Good Reason, within 2 years following a Change in Control	Change in control
T. Kendall Hunt, Chairman and Chief Executive Officer
Base salary(1)	$750,000	$750,000	$—
Annual cash bonus(2)	—	600,000	—
Restricted stock(3)(4)	—	548,856	548,856
Performance shares(3)(5)	—	372,562	372,562
Excise tax gross-up(6)	—	—	—
Total	$750,000	$2,271,418	$921,418
Jan Valcke, President and Chief Operating Officer
Base salary(1)(7)	$848,192	$848,192	$—
Annual cash bonus(2)(7)	—	763,373	—
Stock options(3)	—	—	—
Restricted stock(3)(8)	—	411,630	411,630
Performance shares(3)(9)	—	276,370	276,370
Total	$848,192	$2,299,564	$688,000
Clifford K. Bown, Executive Vice President, Chief Financial Officer and Secretary
Base salary(1)	$315,000	$315,000	$—
Annual cash bonus(2)	—	204,750	—
Stock options(3)	—	—	—
Restricted stock(3)(10)	—	297,005	297,005
Performance shares(3)(11)	—	205,076	205,076
Excise tax gross-up(6)	—	—	—
Total	$315,000	$1,021,831	$502,081

(1)	Pursuant to his employment agreement, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his severance period. When termination results from a termination without cause or a termination for good reason by the named executive officer, in each case within 2 years following a Change in Control, the named executive officer instead will receive a lump sum payment equal to the present value of the stream of such monthly payments. The lump sum payment will not be made until more than six months have elapsed after the termination date. Each named executive officer is subject to certain non-competition restrictions for a fixed period based on the nature of his termination. The severance period for Messrs. Hunt and Valcke is 24 months. The severance period for Mr. Bown is 12 months.

(2)	Pursuant to his employment agreement, the named executive officer will receive a lump sum payment equal to the present value of his regular incentive compensation payments for his severance period. The lump sum payment will not be made until more than six months have elapsed after the termination date. For purposes of this table, the incentive compensation payment is based on the annual cash bonus that the named executive officer would have received for performance at the target level for 2010.

(3)	Performance shares granted in 2009 and subsequent vest pro-rata based on the number of days elapsed in the performance period upon a change in control of VASCO. Additional information regarding the terms of restricted stock and performance shares is provided above under “Compensation Discussion and Analysis” and in the footnotes to the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table. Additional information regarding the terms of the stock options is provided above in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

(4)	Represents the value of 67,510 shares of restricted stock held by Mr. Hunt on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share).

(5)	Represents the value of 103,307 performance shares held by Mr. Hunt on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share), and assumes payout of the performance shares at the 100% level.

(6)	Represents an amount to cover the “gross up” for excise taxes imposed under the Internal Revenue Code on payments and benefits received by the named executive officer, in order to preserve the after-tax value of such payments and benefits to the named executive officer, if applicable.

(7)	Mr. Valcke’s cash compensation, including his base salary and annual cash bonus, is paid and denominated in Euros. These amounts reflect the U.S. Dollar equivalent of his base salary and incentive compensation converted from Euros based on the exchange rate on December 31, 2010 (1.3253 USD/Euro).

(8)	Represents the value of 50,631 shares of restricted stock held by Mr. Valcke on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share).

(9)	Represents the value of 77,517 performance shares held by Mr. Valcke on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share), and assumes payout of the performance shares at the 100% level.

(10)	Represents the value of 36,532 shares of restricted stock held by Mr. Bown on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share).

(11)	Represents the value of 56,513 performance shares held by Mr. Bown on December 31, 2010, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2010 ($8.13 per share), and assumes payout of the performance shares at the 100% level.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2010, our Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and efforts expended in serving on the Board and committees of the Board, and that aligns director compensation with the interests of the Company’s stockholders. The Compensation Committee, in its subjective judgment, determined that no increase should be made in the fee amounts paid in 2009 to non-employee directors and recommended, and the Board approved, the following compensation for non-employee directors for 2010:

Director annual retainer:	$40,000
Audit Committee chairman fee:	$12,500
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporate Governance and Nominating Committee chairman fee:	$7,500
Corporate Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$85,000

We do not pay separate director fees for meeting attendance. For 2010, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 7, 2010 to each of the non-employee directors in the form of 13,677 shares of deferred common stock. The awards vested and became nonforfeitable on January 7, 2011, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2010.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Total
Michael Cullinane	$58,000	$87,028	$145,528
John Walter	$54,500	$87,028	$141,528
John Fox	$57,000	$87,028	$144,028
Jean Holley	$50,000	$87,028	$137,028

(1)	The aggregate number of shares underlying unexercised option awards outstanding on December 31, 2010 for each of the Company’s non-employee directors was: Mr. Cullinane, 88,000; Mr. Walter, 60,000; and Mr. Fox, 15,000. The aggregate number of unvested stock awards outstanding on December 31, 2010 for each of the Company’s non-employee directors was: Mr. Cullinane, 13,677 deferred shares; Mr. Walter, 13,677 deferred shares; Mr. Fox, 13,677 deferred shares; and Ms. Holley, 13,677 deferred shares. The deferred shares are discussed further in “Compensation of Directors,” above, and in footnote 3, below.

(2)	Includes annual retainer and fees for committee memberships and chairmanships.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	On January 7, 2010, each of the Company’s non-employee directors, Messrs. Cullinane, Fox and Walter and Ms. Holley, were awarded 13,677 shares of deferred common stock, as described above under

“Compensation of Directors.” The grant date value of each director’s award calculated in accordance with FASB ASC Topic 718 was $6.36. All awards were granted under VASCO’s 2009 Equity Plan.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Walter. None of these individuals were at any time during fiscal year 2010 or were formerly an officer or employee of VASCO. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman

Michael P. Cullinane

Jean K. Holley

John R. Walter

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2012 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not less than 120 days prior to May 6, 2012 and must otherwise comply with the requirements of Rule 14a-8 and of the Company’s By-laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; the written notice must include the information required by Article I, Section 10 of the Company’s By-laws. A copy of the Company’s By-laws is available on our website, www.vasco.com.

PROXY SOLICITATION

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under paragraph 5 of our Code of Ethics and Conduct, which is applicable to all of our directors and employees. A copy of the Code of Ethics and Conduct is available on our website, www.vasco.com.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10-K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify VASCO immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year period ended December 31, 2010, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them, except that Mr. Hunt, our Chairman and Chief Executive Officer, filed a Form 4 late for a sale of shares of common stock that occurred on December 7, 2010.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Clifford K. Bown

Secretary

Oakbrook Terrace, Illinois

May 2, 2011

VASCO DATA SECURITY INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 16, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

You can vote in one of three ways:

1) By Internet, 2) By Mail

or 3) In person at the Meeting.

See below for instructions.

  IF YOU ARE NOT VOTING BY INTERNET COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND

RETURN IN THE ENCLOSED ENVELOPE TO:

IST Shareholder Services

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

DETACH PROXY CARD HERE (continued on reverse side)

VOTE FOR CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy material.

2. Visit our Internet voting site at proxy.ilstk.com, click on “Shareholder Services,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, June 14, 2011 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

VASCO DATA SECURITY INTERNATIONAL, INC.

VASCO DATA SECURITY INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS — June 16, 2011

1901 South Meyers Road, Oakbrook Terrace, Illinois 60181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Kendall Hunt and Clifford Bown, and each of them with full power of substitution, as proxies to vote all the shares of common stock of VASCO Data Security International, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 16, 2011 and at any adjournment thereof, as designated for the items set forth and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated May 2, 2011.

The Board of Directors recommends a vote FOR the election of the Director nominees set forth in Proposal 1,

FOR Proposal 2, 3 YEARS for Proposal 3 and FOR Proposal 4.

	1.	Elect the following individuals as directors:	FOR	WITHHELD

VASCO DATA SECURITY

INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

If properly executed, this proxy will be voted as specified herein or, if not specified, FOR the election as directors of the nominees named in Proposal 1, FOR the approval of Proposal 2, 3 YEARS for Proposal 3 and FOR the approval of Proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. At this time, management knows of no such other business.

		01 T. Kendall Hunt	☐	☐
		02 Michael P. Cullinane	☐	☐
		03 John N. Fox, Jr.	☐	☐
		04 John R. Walter	☐	☐
		05 Jean K. Holley	☐	☐
	2.	Approve, by non-binding vote, the executive compensation.
☐ FOR ☐ AGAINST ☐ ABSTAIN
	3.	Recommend, by non-binding vote, the frequency of vote on executive compensation.
☐ 3 YEARS ☐ 2 YEARS ☐ 1 YEAR ☐ ABSTAIN
	4.	Ratify the appointment of KPMG LLP as independent registered accounting firm for the fiscal year ending December 31, 2011.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 16, 2011:
The Company’s Proxy Statement and Annual Report are available at http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

SIGNATURE	DATE	SIGNATURE	DATE

IMPORTANT: Please date and sign exactly as the name appears herein and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be that of a duly authorized officer or partner.

DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

•	Why use the Internet

–	Internet Voting is timelier.

–	It saves the Company the ever-rising costs of business reply postage.

–	You can change your vote by re-voting at any time.

–	It is simple and easy to use.

•	Instructions for Internet Voting can be found on the reverse side.

•	Internet Voting Website is: proxy.ilstk.com